Exhibit 10.1

SECURED PROMISSORY NOTE

$143,410	Salt Lake City, Utah
Effective as of August 6, 2021

FOR VALUE RECEIVED, Alan Weichselbaum (“Shareholder”), promises to pay to FinWise Bancorp, a Utah corporation (“Bancorp”), or its order, at 764 E. Winchester St., Suite  100, Murray, UT 84121 or at such other place as the Bancorp may from time to time designate in writing, the sum of One Hundred Forty Three Thousand Four Hundred Ten ($143,410), in lawful money of the United States, plus interest calculated as set forth below (the “Loan”):

1.           Payment. Shareholder promises to pay to Bancorp or its order, in lawful money  of the United States of America, the principal sum of $143,410, together with interest on the  unpaid balance as set forth below.

2.           Interest. Interest shall accrue on the Note at the rate of 3% per annum. Interest  will be calculated for the actual number of days the principal is outstanding and based on a three  hundred sixty-five (365) day year.

3.           Balloon Payment. Shareholder will make a single payment of principal and  interest on June 1, 2022. Any and all payments hereunder shall be applied first and unpaid  interest, and then to principal.

4.           Security. This Note is secured by the Security Agreement delivered by  Shareholder pursuant to which Shareholder has granted Bancorp a security interest in 30,000 shares of stock of the Bancorp (the “Security Agreement”). This Note and the Security  Agreement are defined herein as the “Loan Documents.”

5.           Maturity Date. Absent the occurrence of an Event of Default hereunder and the acceleration thereafter by Bancorp, the principal and interest and all other amounts payable by  Shareholder under the terms of the Loan Documents, shall be due and payable in full on or  before June 1, 2022 (the “Maturity Date”).  If the Maturity Date should fall (whether by  acceleration or otherwise) on a day that is not a business day, payment of the outstanding amounts shall be made on the next succeeding business day.

6.           Prepayment. Shareholder may prepay the Loan, in whole or in part, at any time  without penalty or premium.

7.           Application of Payments. Unless otherwise agreed to in writing, or otherwise required by applicable law, payments will be applied first, to costs of collection incurred after an Event of Default, including reasonable attorney's fees; second, to payments made by Bancorp after an Event of Default to preserve any collateral securing this Note; third, to any accrued  interest; if any, and fourth, to the principal amount. All payments due hereunder shall be made  (i) without deduction of any present and future taxes, levies, imposts, deductions, charges or  withholdings, all of which amounts shall be paid by the Shareholder, and (ii) without any other  set off.

8.           Event of Default. The occurrence of any of the following shall be deemed to be  an event of default (“Event of Default”) hereunder:

(a)          Failure by Shareholder to pay any monetary amount within thirty (30) days of its due date;

(b)          Failure by Shareholder to perform any other obligation under this Note, and failure to cure such default within thirty (30) days after written notice from Bancorp;

(c)          The occurrence of a default or an event of default as defined in any of the Loan Documents;

(d)          A bankruptcy petition is filed made by Shareholder or a bankruptcy filing is made against Shareholder and such involuntary petition is not dismissed with sixty (60) days.

9.           Remedies. Upon the occurrence of an Event of Default, and after any applicable notice period, at the option of the Bancorp, the entire principal amount of this Note together with all accrued interest thereon, if any, and all other amounts payable by Shareholder under the Loan Documents shall, without demand or notice, immediately become due and payable. Upon the occurrence of an Event of Default (and so long as such Event of Default shall continue), theentire principal amount of this Note, together with all accrued interest thereon, if any, all other amounts due, and any judgment for the principal, interest, if any, and other amounts shall bear interest at the rate of 15% per annum. No delay or omission on the part of the Bancorp in exercising any right under this Note shall operate as a waiver of such right.

10.         Waiver. Shareholder hereby waives diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for in the Loan Documents) and expressly agrees that, without in any way affecting the liability of Shareholder, the Bancorp may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, and release any security or guaranty.

11.         Change, Discharge, Termination, or Waiver. No provision of this Note may be changed, discharged, terminated, or waived except in a writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of the Bancorp to exercise and no delay by the Bancorp in exercising any right or remedy under this Note or under the law shall operate as a waiver thereof.

12.         Attorney’s Fees.  If any Event of Default occurs, Shareholder promises to pay all costs of enforcement and collection and preparation therefor, including but not limited to, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings, whether at the trial or appellate level) or with regard to any arbitration proceeding.

13.         Choice of Law. This note shall be governed by and construed in accordance with the laws of the state of Utah without giving effect to conflict of laws principles.

14.         Time of the Essence. Time is of the essence with regard to each provision of the Loan Documents as to which time is a factor.

IN WITNESS WHEREOF, Shareholder has executed and delivered this Note as of the day and year first above written.

/s/ Alan Weichselbaum
Alan Weichselbaum